Exhibit 99.1

November 2, 2011

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

•	Consolidated revenue of $177.7 million
•	Adjusted EBITDA of $63.1 million
•	Net income of $7.2 million or $0.15 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its third quarter 2011 results with revenues increasing to $177.7 million over revenues of $171.5 million in the third quarter of 2010. Adjusted EBITDA for the third quarter of 2011 was $63.1 million, an increase of $0.4 million over Adjusted EBITDA of $62.7 million for the third quarter of 2010. Adjusted EBITDA for the third quarter of 2011 increased $2.3 million or 3.7 percent after excluding the net benefit of $3.8 million of billing disputes offset by $1.9 million in accrued accident expenses reflected in the third quarter of 2010.

Net income for the third quarter totaled $7.2 million or earnings per diluted share of $0.15 and compares to net income of $7.6 million, or earnings per diluted share of $0.14 for the same period of 2010.

Third quarter revenues increased 5.7 percent or $9.6 million over second quarter of 2011 revenues. Adjusted EBITDA for the third quarter increased 14.9 percent or $8.2 million over the second quarter of 2011 Adjusted EBITDA.

“Third quarter results are significantly improved on a sequential basis.” said GCI president Ron Duncan. “However, year over year results are relatively flat and our overall performance is not as strong as we had expected. We are experiencing continued decreases in our wireline customer base as consumers cut the cord and move to wireless and growth in our wireless segment has been slower than anticipated due to delays in the turn up of our new high speed networks.”

“Construction of our important $88 million TERRA microwave project is basically complete and we expect to turn up service on it before the end of this year. For the first time residents of southwest Alaska will have access to high speed terrestrial broadband services.”

GCI previously provided guidance on revenues of $685 million to $700 million and adjusted EBITDA of $233 million to $238 million for the year 2011. GCI expects 2011 revenues will be within the range of the revenue guidance. Adjusted EBITDA is now expected in the range of $225 million to $227 million for 2011.

Highlights
•
GCI has substantially completed construction on TERRA-Southwest (TERRA-SW), its project to extend terrestrial broadband service to Bristol Bay and the Yukon-Kuskokwim Delta. The $88 million project will provide terrestrial broadband to 65 communities in Southwest Alaska for the first time. GCI will begin to cut over customers to terrestrial from satellite service before the end of the year 2011. TERRA-SW was originally scheduled to be completed by the end of 2013.

•
GCI repurchased 1,919,900 shares of its Class A common stock in the third quarter of 2011 at an average price per share of $9.32. GCI is authorized to repurchase $114.4 million of its common equity depending on company performance, market conditions, and liquidity and subject to board oversight. At the end of the third quarter of 2011 GCI had approximately 43.9 million shares outstanding.

•	Managed broadband revenues increased $3.9 million or 28.5 percent over the third quarter of 2010 and increased $2.8 million or 18.9 percent over the second quarter of 2011.

•
GCI is the second largest wireless provider in Alaska with 140,700 wireless subscribers at the end of the quarter. GCI launched 4G service in Anchorage in September and will upgrade service in the next ten largest communities to 3G service before the end of the year.

•
GCI entered into an arrangement under the New Markets Tax Credit (NMTC) program with US Bancorp to help fund a $34.5 million project to extend terrestrial broadband service to communities in Northwest Alaska. This project is called TERRA-Northwest (TERRA-NW) and will complement the TERRA-SW project. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the Act) to induce capital investment in qualified low income communities. The Act permits taxpayers to claim credits against their federal income taxes of up to 39 percent of qualified investments. The NMTC program will provide $16.5 million of the total project. The Regulatory Commission of Alaska will provide another $5.3 million in grants for the project. GCI will provide the remaining $12.7 million to complete the project.

•
On October 27, 2011 the FCC adopted an order that is expected to reform the methodology for distributing Universal Service Fund (“USF”) high cost support for voice and broadband services, as well as the system by which carriers compensate each other for terminating traffic. These changes are likely to alter how GCI will be compensated for providing services in the state. Putting aside any potential impact from the order, GCI expects to record approximately $54 million of USF high cost support revenue in 2011. Although the detailed order has not yet been released, GCI expects that high cost support for markets defined as urban will be subject to a five year transitional phase out beginning July 1, 2012. GCI anticipates that changes to the Universal Service Fund program will reduce high cost support revenue by approximately $5 million per year in both 2012 and 2013. Once the order has been released and fully analyzed, GCI will re-evaluate its on-going program of reinvestment in light of the potential impact of the regulatory changes on free cash flow.

•
GCI had 139,200 access lines at the end of the third quarter of 2011, representing an estimated 36 percent share of the total access line market in Alaska. Access lines decreased by 3,200 lines from the second quarter of 2011. The line decreases were primarily consumer access lines.

•
GCI’s facilities-based access lines totaled 109,700, representing 78.8 percent of its total access lines at the end of the third quarter of 2011. Reported facilities based access lines decreased 2,600 lines from the second quarter of 2011. The decrease in facilities based access lines were primarily consumer access lines.

•
GCI had 117,900 consumer and commercial cable modem customers at the end of the third quarter of 2011, an increase of 1,500 over the 116,400 cable modem customers at the end of the second quarter 2011. Average monthly revenue per cable modem for the third quarter of 2011 was $57.43, an increase of 13.5 percent over the $50.61 figure posted for the prior year and 6.6 percent from the $53.85 figure posted for the second quarter of 2011.

Consumer
Consumer revenues increased 0.6 percent to $89.3 million as compared to $88.7 million in the third quarter of 2010 and $88.6 million in the second quarter of 2011. Data and wireless continue to support financial results in the consumer business.

Consumer voice revenues of $13.2 million, as expected, were lower as compared to $14.6 million the third quarter of 2010 and $13.6 million in the second quarter of 2011. Consumer local access lines in service at the end of the third quarter of 2011 totaled 79,100, a decrease of 5,600 lines from the third quarter of 2010 and 3,200 lines from the second quarter of 2011. The decrease in access lines is primarily a result of customers discontinuing wire line service and relying solely on wireless devices. While GCI has consistently grown share in the wire line market, the share growth is no longer sufficient to offset the decreasing overall size of the wire line access market. Troop deployment also contributed to the decrease in local access lines, which GCI expects to continue through and past the end of the year as new troop deployments have been announced.

GCI serves 73,200 consumer access lines on its own facilities, a decrease of 3,900 and 2,700 lines from the third quarter of 2010 and the second quarter of 2011, respectively. More than 92 percent of consumer access lines are provisioned exclusively on GCI facilities.

Consumer video revenues of $29.2 million decreased 1.9 percent from the third quarter of 2010 and 1.3 percent from the second quarter of 2011. The decrease from the prior year is largely due to a decrease in video subscribers. Consumer basic video subscribers totaled 126,400 at the end of the third quarter of 2011, a decrease of 500 subscribers from the second quarter of 2011.

Consumer data revenues of $18.1 million increased 14.5 percent over the third quarter of 2010 and 4.8 percent over the second quarter of 2011. The increase in consumer data revenues over the prior year is due to an increase in cable modem customers and increasing average monthly usage per cable modem. GCI added 2,400 consumer cable modem customers over the third quarter of 2010 and 1,400 cable modem customer on a sequential basis.

Consumer wireless revenues of $28.9 million for the third quarter of 2011 were steady with the third quarter of 2010 and increased 2.6 percent over the second quarter of 2011. Consumer has added 2,900 wireless customers over the end of the third quarter a year ago, an increase of 2.4 percent. Consumer wireless customers decreased by 600 lines as compared to the end of the second quarter of 2011. Sequential wireless gross additions were unfavorably impacted by the implementation of a new policy for Lifeline customers which reduced net wireless subscriber counts for the third quarter by more than 1,600 and for the year by more than 2,600. The delay in GCI’s roll out of higher speed wireless service offerings has resulted in slower post-paid customer growth than originally expected.

Network Access
Network access revenues increased 4.5 percent to $29.5 million as compared to $28.2 million in the third quarter of 2010 and increased 17.2 percent or $4.3 million as compared to the second quarter of 2011.

Voice revenues, as expected, decreased 28.1 percent to $6.2 million from the prior year and increased 14.2 percent over the second quarter of 2011. The decrease in voice revenues for the year is primarily due to the continued decrease in the wired voice market as a result of wireless and data substitution. Long distance minutes decreased 1.4 percent from the prior year and increased 8.0 percent over the second quarter of 2011. The sequential increase in revenues and minutes is primarily due to seasonality.

Data revenues increased $3.2 million or 20.6 percent compared to the third quarter of 2010 and increased $2.1 million or 14.1 percent compared to the second quarter of 2011. The increase in data revenues is due in part to the continuing shift to IP-based transport and $1.9 million in revenues due to special project work for a new customer.

Wireless revenues, primarily related to roaming traffic, increased 14.1 percent to $6.1 million over the prior year and 30.4 percent sequentially. The increase in revenues is primarily due to seasonality.

Commercial
Commercial revenues of $35.6 million were level with the third quarter of 2010 and increased $1.4 million over $34.2 million in the second quarter of 2011.

Voice revenues for the third quarter of 2011 decreased 11.1 percent or $0.9 million when compared to the third quarter of 2010 and were relatively steady when compared with the second quarter of 2011. Long distance minutes decreased 4.6 percent from the prior year and increased 1.3 percent over the second quarter of 2011. Local access lines at the end of the second quarter of 2011 increased by 100 lines sequentially. Local access lines served entirely on GCI’s facilities increased by 4,900 lines when compared to the prior year and increased by 200 over the second quarter of 2011. The increase in lines over the prior year is primarily due to the correction of a classification error in calculating the number of lines on our facilities.

Commercial video revenues of $2.8 million were relatively steady with the prior year and the second quarter of 2011. Commercial video subscribers total 20,000 at the end of the third quarter of 2011 an increase of 2,200 subscribers when compared to the end of the third quarter of the prior year. Commercial video subscribers at the end of the third quarter decreased by 300 subscribers from the second quarter of 2011.

Commercial data service revenues include both transmission charges for data circuits and time and materials charges for GCI on-site support of customer operations. Data transport charges of $10.3 million increased by $1.1 million as compared to the third quarter of 2010 and time and material charges for support activities decreased $0.3 million from the third quarter of 2010. Commercial data service revenues were $23.0 million in the third quarter of 2011, an increase of $0.8 million over the third quarter of 2010 and $1.5 million over the second quarter of 2011. The sequential increase in data service revenues is primarily attributed to a seasonal increase in time and material charges for support activities in the state’s oil sector.

Commercial wireless revenues totaled $2.6 million for the third quarter of 2011 and increased 13.5 percent or $0.3 million over the third quarter of 2010 and were steady with the second quarter of 2011. GCI had 14,900 commercial wireless subscribers at the end of the third quarter of 2011, an increase of 1,300 subscribers over the prior year and 300 subscribers sequentially.

Managed Broadband
Managed broadband revenues increased $3.9 million or 28.5 percent over the third quarter of 2010 and increased $2.8 million or 18.9 percent over the second quarter of 2011. The increase in revenues for the year and sequentially is due to an increase in activity by rural school districts and rural health agencies.

Regulated Operations
Regulated operations revenues totaled $6.0 million in the third quarter of 2011, an increase of $0.4 million over the third quarter of 2010 and $0.5 million over the second quarter of 2011. Regulated operations had 9,300 local access lines at the end of the third quarter of 2011, a decrease of 900 lines from the third quarter of 2010 and a decrease of 100 lines from the second quarter of 2011.

Other Items
SG&A expenses for the third quarter of 2011 totaled $54.5 million, a decrease of 7.0 percent as compared to $58.5 million for the third quarter of 2010. The decrease is due a reduction in success sharing costs and the absence of costs associated with an accident involving our company-owned aircraft in August 2010. As a percentage of revenues, SG&A expenses decreased to 31 percent as compared to 34 percent in the second quarter of 2011 and the prior year.

GCI’s third quarter 2011 capital expenditures totaled $57.2 million as compared to $24.7 million in the third quarter of 2010 and $45.6 million in the second quarter of 2011. The third quarter 2011 capital expenditures include $31.6 million related to the TERRA-SW project and compares to $20.6 million spent in the second quarter of 2011. GCI has incurred $77.1 million of the estimated total cost for the project of $88 million. GCI has received RUS loan and grant funds for the project totaling $30.7 million.

GCI will hold a conference call to discuss the quarter’s results on Thursday, November 3, 2011 beginning at 2 p.m. (Eastern). To access the briefing on November 3, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 800-779-8168 (International callers should dial 1-312-470-7398) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-402-3767, access code 7461 (International callers should dial 203-369-0554.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.
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GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	September 30,	December 31,
Assets	2011	2010

Current assets:
Cash and cash equivalents	$34,634	33,070

Receivables	168,840	132,856
Less allowance for doubtful receivables	6,273	9,189
Net receivables	162,567	123,667

Deferred income taxes	10,145	10,145
Prepaid expenses	8,434	5,950
Inventories	7,949	5,804
Other current assets	3,658	3,940
Total current assets	227,387	182,576

Property and equipment in service, net of depreciation	762,170	798,278
Construction in progress	108,692	31,144
Net property and equipment	870,862	829,422

Cable certificates	191,635	191,635
Goodwill	73,932	73,932
Wireless licenses	25,967	25,967
Restricted cash	16,546	-
Other intangible assets, net of amortization	16,549	17,717
Deferred loan and senior notes costs, net of amortization	13,223	13,661
Other assets	15,271	16,850
Total other assets	353,123	339,762
Total assets	$1,451,372	1,351,760

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	September 30,	December 31,
Liabilities and Stockholders' Equity	2011	2010

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$8,042	7,652
Accounts payable	49,726	35,589
Deferred revenue	18,583	17,296
Accrued payroll and payroll related obligations	20,313	22,132
Accrued interest	21,969	13,456
Accrued liabilities	11,370	12,557
Subscriber deposits	1,304	1,271
Total current liabilities	131,307	109,953

Long-term debt, net	852,374	779,201
Obligations under capital leases, excluding current maturities	80,031	84,144
Obligation under capital lease due to related party	1,893	1,885
Deferred income taxes	109,804	102,401
Long-term deferred revenue	63,914	49,175
Other liabilities	22,433	24,495
Total liabilities	1,261,756	1,151,254

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 40,966 and 44,213 shares at September 30, 2011 and December 31, 2010, respectively; outstanding 40,712 and 43,958 shares at September 30, 2011 and December 31, 2010, respectively	31,535	69,396

Class B. Authorized 10,000 shares; issued and outstanding 3,172 and 3,178 shares at September 30, 2011 and December 31, 2010, respectively; convertible on a share-per-share basis into Class A common stock	2,680	2,677

Less cost of 254 and 255 Class A common shares held in treasury at September 30, 2011 and December 31, 2010, respectively	(2,240	(2,249)

Paid-in capital	40,750	37,075
Retained earnings	100,345	93,607
Total General Communication, Inc. stockholders' equity	173,070	200,506
Noncontrolling interest	16,546	-
Total stockholders' equity	189,616	200,506

Total liabilities and stockholders' equity	$1,451,372	1,351,760

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share amounts)	2011	2010	2011	2010

Revenues	$177,703	171,509	510,569	486,254

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	60,664	52,486	171,734	153,147
Selling, general and administrative expenses	54,453	58,532	171,043	166,493
Depreciation and amortization expense	30,702	30,288	93,054	92,234
Operating income	31,884	30,203	74,738	74,380

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(16,678)	(17,760)	(51,424)	(53,169)
Loss on extinguishment of debt	-	-	(9,111)	-
Interest income	22	99	30	236
Other	(59)	-	(92)	-
Other expense, net	(16,715)	(17,661)	(60,597)	(52,933)

Income before income tax expense	15,169	12,542	14,141	21,447

Income tax expense	(7,959)	(4,959)	(7,403)	(10,260)

Net income	$7,210	7,583	6,738	11,187

Basic net income per Class A common share	$0.16	0.14	0.15	0.20

Basic net income per Class B common share	$0.16	0.14	0.15	0.20

Diluted net income per Class A common share	$0.15	0.14	0.13	0.20

Diluted net income per Class B common share	$0.15	0.14	0.13	0.20

Common shares used to calculate Class A basic EPS	41,768	51,496	42,940	51,521

Common shares used to calculate Class A diluted EPS	45,464	54,940	46,682	54,808

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Third Quarter 2011						Third Quarter 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,164	6,213	7,137	-	5,990	32,504	$14,601	8,636	8,025	-	5,595	36,857
Video	29,155	-	2,830	-	-	31,985	29,720	-	2,953	-	-	32,673
Data	18,088	17,140	23,040	17,407	-	75,675	15,797	14,208	22,211	13,548	-	65,764
Wireless	28,860	6,114	2,565	-	-	37,539	28,595	5,360	2,260	-	-	36,215
Total	89,267	29,467	35,572	17,407	5,990	177,703	88,713	28,204	35,449	13,548	5,595	171,509

Cost of goods sold	27,436	9,531	17,232	4,540	1,925	60,664	25,374	5,547	16,731	3,545	1,289	52,486

Contribution	61,831	19,936	18,340	12,867	4,065	117,039	63,339	22,657	18,718	10,003	4,306	119,023

Less SG&A	31,737	6,300	9,358	4,031	3,027	54,453	33,248	8,178	9,955	4,392	2,759	58,532
Less other	-	-	-	59	-	59	-	-	-	-	-	-
EBITDA	30,094	13,636	8,982	8,777	1,038	62,527	30,091	14,479	8,763	5,611	1,547	60,491

Add share-based compensation	173	56	104	51	-	384	1,121	549	362	215	3	2,250
Add accretion	106	37	31	16	-	190	-	-	-	-	-	-
Adjusted EBITDA	$30,373	13,729	9,117	8,844	1,038	63,101	$31,212	15,028	9,125	5,826	1,550	62,741

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Third Quarter 2011						Second Quarter 2011
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,164	6,213	7,137	-	5,990	32,504	$13,625	5,441	7,340	-	5,529	31,935
Video	29,155	-	2,830	-	-	31,985	29,546	-	2,936	-	-	32,482
Data	18,088	17,140	23,040	17,407	-	75,675	17,257	15,023	21,518	14,639	-	68,437
Wireless	28,860	6,114	2,565	-	-	37,539	28,126	4,687	2,422	-	-	35,235
Total	89,267	29,467	35,572	17,407	5,990	177,703	88,554	25,151	34,216	14,639	5,529	168,089

Cost of goods sold	27,436	9,531	17,232	4,540	1,925	60,664	28,011	6,576	16,932	4,580	1,215	57,314

Contribution	61,831	19,936	18,340	12,867	4,065	117,039	60,543	18,575	17,284	10,059	4,314	110,775

Less SG&A	31,737	6,300	9,358	4,031	3,027	54,453	33,288	6,570	10,233	4,513	3,093	57,697
Less other	-	-	-	59	-	59	-	-	-	9	-	9
EBITDA	30,094	13,636	8,982	8,777	1,038	62,527	27,255	12,005	7,051	5,537	1,221	53,069

Add share-based compensation	173	56	104	51	-	384	894	301	319	156	-	1,670
Add accretion	106	37	31	16	-	190	109	38	31	16	-	194
Adjusted EBITDA	$30,373	13,729	9,117	8,844	1,038	63,101	$28,258	12,344	7,401	5,709	1,221	54,933

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Nine Months Ended September 30, 2011						Nine Months Ended September 30, 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$40,541	18,124	22,050	-	16,958	97,673	$43,711	22,471	24,316	-	17,262	107,760
Video	89,040	-	8,606	-	-	97,646	88,096	-	7,909	-	-	96,005
Data	52,046	47,135	63,653	46,041	-	208,875	44,531	46,360	56,544	36,020	-	183,455
Wireless	84,611	14,456	7,308	-	-	106,375	79,892	12,668	6,474	-	-	99,034
Total	266,238	79,715	101,617	46,041	16,958	510,569	256,230	81,499	95,243	36,020	17,262	486,254

Cost of goods sold	82,755	22,772	49,030	13,034	4,143	171,734	77,199	18,454	44,199	9,923	3,372	153,147

Contribution	183,483	56,943	52,587	33,007	12,815	338,835	179,031	63,045	51,044	26,097	13,890	333,107

Less SG&A	98,402	19,647	30,126	13,012	9,856	171,043	92,858	23,919	28,279	12,654	8,783	166,493
Less other	-	-	-	92	-	92	-	-	-	-	-	-
EBITDA	85,081	37,296	22,461	19,903	2,959	167,700	86,173	39,126	22,765	13,443	5,107	166,614

Add share-based compensation	1,686	569	646	323	-	3,224	2,329	1,119	785	460	3	4,696
Add accretion	257	88	73	38	-	456	-	-	-	-	-	-
Less other	-	-	-	-	-	-	(82)	(39)	(24)	(15)	-	(160)
Adjusted EBITDA	$87,024	37,953	23,180	20,264	2,959	171,380	$88,420	40,206	23,526	13,888	5,110	171,150

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				September 30, 2011		September 30, 2011
				as compared to		as compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2011	2010	2011	2010	2011	2010	2011
Consumer
Voice
Long-distance subscribers	81,700	89,000	84,600	(7,300)	(2,900)	-8.2%	-3.4%
Total local access lines in service	79,100	84,700	82,300	(5,600)	(3,200)	-6.6%	-3.9%
Local access lines in service on GCI facilities	73,200	77,100	75,900	(3,900)	(2,700)	-5.1%	-3.6%

Video
Basic subscribers	126,400	130,500	126,900	(4,100)	(500)	-3.1%	-0.4%
Digital programming tier subscribers	76,700	80,600	77,400	(3,900)	(700)	-4.8%	-0.9%
HD/DVR converter boxes	87,400	87,500	87,700	(100)	(300)	-0.1%	-0.3%
Homes passed	239,800	234,900	239,000	4,900	800	2.1%	0.3%

Data
Cable modem subscribers	106,800	104,400	105,400	2,400	1,400	2.3%	1.3%

Wireless
Wireless lines in service	125,800	122,900	126,400	2,900	(600)	2.4%	-0.5%

Network Access Services
Data:
Total ISP access lines in service	1,600	1,700	1,600	(100)	-	-5.9%	0.0%
Total ISP access lines in service on GCI facilities	1,400	1,300	1,400	100	-	7.7%	0.0%

Commercial
Voice:
Long-distance subscribers	8,600	9,300	9,100	(700)	(500)	-7.5%	-5.5%
Total local access lines in service	49,200	48,100	49,100	1,100	100	2.3%	0.2%
Local access lines in service on GCI facilities	25,800	20,900	25,600	4,900	200	23.4%	0.8%

Video
Hotels and mini-headend subscribers	18,000	16,000	18,300	2,000	(300)	12.5%	-1.6%
Basic subscribers	2,000	1,800	2,000	200	-	11.1%	0.0%
Total basic subscribers	20,000	17,800	20,300	2,200	(300)	12.4%	-1.5%

Data
Cable modem subscribers	11,100	10,800	11,000	300	100	2.8%	0.9%

Wireless
Wireless lines in service	14,900	13,600	14,600	1,300	300	9.6%	2.1%

Regulated Operations
Voice:
Total local access lines in service	9,300	10,200	9,400	(900)	(100)	-8.8%	-1.1%

				September 30, 2011		September 30, 2011
	Three Months Ended			as Compared to		as Compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2011	2010	2011	2010	2011	2010	2011
Consumer
Voice
Long-distance minutes carried (in millions)	22.3	25.6	23.2	(3.3)	(0.9)	-12.9%	-3.9%

Video
Average monthly gross revenue per subscriber	$76.85	$75.85	$76.47	$1.00	$0.38	1.3%	0.5%

Wireless
Average monthly gross revenue per subscriber	$72.60	$74.61	$70.52	$(2.01)	$2.08	-2.7%	2.9%

Network Access Services
Voice
Long-distance minutes carried (in millions)	202.5	205.4	187.5	(2.9)	15.0	-1.4%	8.0%

Commercial
Voice:
Long-distance minutes carried (in millions)	28.4	29.8	28.0	(1.4)	0.4	-4.7%	1.4%

Total
Long-distance minutes carried (in millions)	253.2	260.8	238.7	(7.6)	14.5	-2.9%	6.1%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	September 30, 2011	September 30, 2010	June 31, 2011
Net income (loss)	$7.2	7.6	(2.0)
Income tax expense (benefit)	8.0	4.9	(2.0)
Income (loss) before income tax expense (benefit)	15.2	12.5	(4.0)

Other expense:
Interest expense (including amortization of deferred loan fees)	16.7	17.8	17.3
Interest income	---	(0.1)	---
Loss on extinguishment of debt	---	---	9.1
Other expense, net	16.7	17.7	26.4

Operating income	31.9	30.2	22.4
Depreciation and amortization expense	30.7	30.3	30.6

EBITDA (Note 2)	62.6	60.5	53.0
Share-based compensation	0.4	2.2	1.7
Accretion	0.1	---	0.2
Adjusted EBITDA (Note 1)	$63.1	62.7	54.9

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Nine Months Ended
	September 30, 2011	September 30, 2010
Net income	$6.7	11.2
Income tax expense	7.4	10.2
Income before income tax expense	14.1	21.4

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	51.4	53.2
Interest income	---	(0.2)
Loss on extinguishment of debt	9.1	---
Other	0.1	---
Other expense, net	60.6	53.0

Operating income	74.7	74.4
Depreciation and amortization expense	93.1	92.2

EBITDA (Note 2)	167.8	166.6
Share-based compensation	3.2	4.7
Accretion	0.4	---
Non-cash contribution adjustment	---	(0.1)
Adjusted EBITDA (Note 1)	$171.4	171.2

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation and accretion expense.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.